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                                                             EXHIBIT 4.06

                               NASHUA CORPORATION
                         SUMMARY OF TERMS AND CONDITIONS
                                 MARCH 27, 1996

     The following is a summary of the changes to the Note Agreement dated September 13, 1991 (as amended, the "EXISTING NOTE AGREEMENT") between Nashua Corporation (the "COMPANY") and The Prudential Insurance Company of America ("PRUDENTIAL"). This summary sets forth the agreement in principle of the Company and Prudential in respect of the Existing Note Agreement subject to the conditions precedent set forth herein. Except as specified herein, all other terms shall remain as set forth in the Existing Note Agreement.

MATURITY:           December 31, 1997.

AMORTIZATION:       One half of the outstanding principal amount of the
                    Notes on October 1, 1996 shall be payable in four quarterly principal payments on the first business day of each calendar quarter ("MINIMUM PREPAYMENTS") plus accrued interest and Yield-Maintenance Amount commencing on January 2, 1997, with the balance due and payable on the maturity date plus accrued interest and Yield-Maintenance Amount (as the same may be deferred and subordinated in accordance with the terms set forth herein).

INTEREST RATE:      11.85% [increase to be commensurate with bank
                    facility] per annum payable quarterly.

YIELD-MAINTENANCE
AMOUNT:             The Yield-Maintenance Amount shall be:

                         (a) calculated from the original maturity date of March 20, 2001 using the coupon rate of 9.67% and a reinvestment yield of 50 basis points over U.S. Treasury securities; and


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                         (b) computed as if prepayments were
                         applied to scheduled principal
                         prepayments required under the
                         Existing Note Agreement on a pro
                         rata basis.

                    Yield Maintenance Amount due in connection with any optional or mandatory prepayment, including Minimum Prepayments, made prior to the earliest of (i) a Bankruptcy Event, (ii) an Acceleration Event (in each case as defined in Exhibit A) and (iii) the maturity of the Note shall be evidenced by a promissory note ("YMA NOTE") bearing the same interest rate per annum as the Note (payment of all principal and interest on such YMA Note being deferred until payment in full of all Bank Obligations (as defined below)) with such YMA Note being due and payable on the maturity date of the Note. Each YMA Note shall be a secured obligation subordinated to the Obligations (as defined below).

MANDATORY
PREPAYMENTS:        The following amounts shall be applied as
                    prepayments in accordance with the following section entitled "APPLICATION OF FUNDS":

                         (a) 100% of the net proceeds of any incurrence of
                             indebtedness (not otherwise permitted by the Note Agreement Documentation) after the Closing Date (as defined below) by the Company or any of its subsidiaries;

                         (b) 100% (or 75% after mandatory prepayments
                             of principal (including amounts paid to the Collateral Agent (as defined below) as cash collateral in respect of outstanding letters of credit) of the Credit Facilities and the Notes have been paid to the Lenders (as defined below) in an aggregate amount equal to $50,000,000 less the Holdback Amount (as defined below)) of the net proceeds from the sale or issuance of equity (other than the


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                             issuance of equity to senior
                             employees in amounts to be agreed on
                             in connection with management
                             incentive programs) after the
                             Closing Date by the Company or any
                             of its subsidiaries shall be paid to
                             Chemical Bank, as collateral agent
                             (the "Collateral Agent") for the
                             Banks and each holder of a Note
                             (collectively, the "SENIOR NOTE
                             HOLDERS"; the Senior Note Holders
                             and the Banks collectively referred
                             to as the "LENDERS") for application
                             as provided below under "APPLICATION
                             OF FUNDS"; provided, that in the
                             case of the issuance or sale of
                             equity of Cerion Technologies, Inc.
                             ("CERION") on terms and conditions
                             satisfactory to the Lenders, only
                             the net proceeds from the sale of
                             such equity by Nashua Precision
                             Technologies, Inc. ("NPT") (and not
                             the net proceeds from the issuance
                             of equity by Cerion) shall be paid
                             to the Collateral Agent as a
                             mandatory prepayment as provided
                             above;

                         (c) 100% (or 75% after mandatory prepayments
                             of principal (including amounts paid to the Collateral Agent as cash collateral in respect of outstanding letters of credit) of the Credit Facilities and the Notes have been paid to the Lenders in an aggregate amount equal to $50,000,000 less the Holdback Amount of the net proceeds in excess of $500,000 on an individual basis and $1,000,000 on a cumulative basis of any sale or other disposition by the Company or any of its subsidiaries of any assets (except for the sale of inventory and obsolete assets in the ordinary course of business and for the sale of assets in amounts to be agreed when the net proceeds are used for reinvestments in similar assets) shall be paid to the Collateral Agent for


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                                                                        4

                             application as provided below under
                             "APPLICATION OF FUNDS"; and

                         (d) On February 15, 1997, the Company shall pay
                             to the Collateral Agent 100% (or 75% after mandatory prepayments of principal (including amounts paid to the Collateral Agent as cash collateral in respect of outstanding letters of credit) of the Credit Facilities and the Notes have been paid to the Lenders in an aggregate amount equal to $50,000,000 less the Holdback Amount) of Excess Cash Flow (as defined in the Note Agreement
                             Documentation) as provided below under
                             "APPLICATION OF FUNDS".

                         At any time before the Revolving Credit
                         Facility (as defined below) has been
                         permanently reduced to an amount less than or equal to $10,000,000, with respect to any mandatory prepayment relating to either any asset sale or equity issuance or sale described under "MANDATORY PREPAYMENTS" above with net cash proceeds in excess of $15,000,000, the Company shall be entitled to retain an amount (the "HOLDBACK AMOUNT") equal to the excess, if any, of (i) $3,000,000 over (ii) the amount of revolving loans outstanding under the LIFO Revolver and Old Money Revolver on the date of such mandatory prepayment in excess of $5,000,000.

APPLICATION OF
FUNDS: Application of prepayments described under "MANDATORY PREPAYMENTS" above shall be made in accordance with the Agreement in Principle, dated March 27, 1996, between the Company and the Banks, attached hereto as Exhibit A, as in effect on the date thereof.

                         For purposes of this Summary of Terms and Conditions, the following terms have the following meanings:


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                                 "ADJUSTED NOTE OBLIGATIONS" means principal
                                 of the Notes plus accrued interest.

                                 "BANK OBLIGATIONS" means (i) the
                                 obligations under the new credit
                                 facility among Chemical Bank, as
                                 agent and certain banks (the
                                 "BANKS") parties thereto and (ii)
                                 Hedge Obligations.

                                 "HEDGE OBLIGATIONS" has the meaning
                                 assigned to such term in Exhibit A hereto.

                                 "NOTE OBLIGATIONS" means the Adjusted Note
                                 Obligations plus Yield Maintenance Amount.

                                 "OBLIGATIONS" means, collectively, the Note
                                 Obligations and the Bank Obligations.

                         All amounts required to be prepaid to the Senior Note Holders in accordance with the section "MANDATORY PREPAYMENTS" shall be applied to installments of principal of the Notes in inverse order of maturity.

                         If any change shall be made to the Bank's current amortization that would have the effect of accelerating principal installments paid to the Lenders, the Company shall prepay the Notes (with Yield-Maintenance Amount, subject to the subordination and deferral thereof as set forth herein) in a proportional amount.

COLLATERAL:              The Obligations and any YMA Notes shall be secured
                         by a perfected first priority security interest in all receivables and inventory of the Company and all of the assets of each of the Company's domestic subsidiaries. All stock of the foreign subsidiaries shall be pledged to the Collateral Agent, except in the case where the Lenders determine that only 65% may be pledged due to adverse tax consequences. All of the foregoing, including any additional collateral which


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                         may be pledged by the Company as described under
                         "AFFIRMATIVE COVENANTS" below, collectively, the "COLLATERAL".

                         The security agreements shall create two separate and distinct liens. A prior lien will secure principal of loans (including unreimbursed draws under New Money L/Cs) outstanding under the Credit Facilities in excess of $56,018,000 (including interest thereon) and a second lien shall secure all remaining secured Obligations.

CREDIT FACILITIES:       The aggregate amount of the Credit Facilities will be
                         $66,000,000, of which $48,000,000 will be designated term loans and $18,000,000 will be revolving loans.

                         The revolving loans (the "REVOLVING CREDIT
                         FACILITY") will be structured as follows:

                         - $5,000,000 of existing indebtedness owed to the Banks will be deemed outstanding under the Revolving Credit Facility (the "OLD MONEY REVOLVER").

                         - $5,000,000 will be a Letter of Credit sub-limit that can be used exclusively for letters of credit issued for insurance coverage purposes only (except for a $250,000 sublimit for letters of credit issued for purposes other than insurance coverage). The Bank of Montreal
                             L/C's in the face amount of $3,018,000 will be replaced by L/C's issued under the L/C subfacility. Therefore, approximately
                             $1,982,000 will be available for new money
                             L/C's (the "NEW MONEY L/C'S").

                         - $8,000,000 will be available as new money revolving credit (the "LIFO REVOLVER").

                         Other than the Hedge Obligations existing on the date hereof, the Company shall not enter into any other


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                         hedge agreements other than spot and forward foreign
                         exchange contracts (not to exceed 6 months in duration) in the aggregate notional amount not to exceed $4,000,000 in the following currencies:
                         Belgian Francs, Canadian Dollars, British Pounds and Dutch Gilders.

                         The mandatory prepayments shall be on the same basis as set forth in Exhibit A.

                         The contingent fees shall be on the same basis as set forth herein.

INITIAL CONDITIONS:      The closing shall be conditioned
                         upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the "CLOSING DATE"):

                         (a) The Company and its subsidiaries
                             shall have executed and delivered
                             definitive financing and security
                             documentation and intercreditor
                             agreement (the "NOTE AGREEMENT
                             DOCUMENTATION") in each case in form
                             and substance satisfactory to
                             Prudential.

                         (b) Prudential shall have received the
                             results of a recent lien search in
                             each of the jurisdictions and
                             offices where the collateral is
                             located or recorded, and such search
                             shall reveal no liens on any of the
                             Collateral except for liens
                             permitted by the Note Agreement
                             Documentation.

                         (c) No material adverse change shall have
                             occurred to the business, operations or
                             prospects of the Company or any of its
                             subsidiaries.

                         (d) The Company shall have received all necessary
                             approvals from its Board of Directors.


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                                                                        8

                        (e) Prudential shall have received any necessary consents from the Banks.

                        (f)  The Banks shall have entered into a
                             credit agreement and related
                             documentation on terms and
                             conditions acceptable to Prudential
                             and in conformity with the terms
                             specified under the heading "Credit
                             Facilities".

                        (g)  Prudential and the Banks shall have
                             executed an intercreditor agreement
                             satisfactory in form and substance
                             to Prudential and shall include,
                             without limitation, the following:

                             -  Sharing of any proceeds received by
                                the Company in a manner contemplated by the above section entitled "APPLICATION OF FUNDS";

                             -  Sharing of any funds received by setoff
                                as provided in the "APPLICATION
                                OF FUNDS" section above;

                             -  Consent of a majority in principal
                                amount of Notes shall be required in
                                order for the Banks to make advances
                                under the Credit Facilities in excess of $66,000,000; and once permanent reductions to the Credit Facilities are made, such amounts cannot be readvanced without the consent of a majority in principal amount of the Notes. To the extent not already provided for in the 2/29/96 draft of the Collateral Agency and Intercreditor Agreement, the Collateral Agency and Intercreditor Agreement shall contain provisions that ensure that the
                                Required Secured Parties (as defined
                                therein) may not (i) impair the rights of


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                                                                   9

                                the Senior Noteholders under the Existing
                                Note Agreement, and (ii) materially impair the rights of the Senior Noteholders in the Collateral subject to the lien of the Collateral Agent, in each case without the prior consent of a majority in principal amount of the Notes; provided however that nothing contained in this sentence shall be construed as requiring any provisions in the Collateral Agency and Intercreditor Agreement that could limit the rights of the Required Secured Parties to direct the exercise or non-exercise of rights under the Collateral Agency and Intercreditor
                                Agreement (including foreclosure on
                                collateral and the filing of a petition in bankruptcy against the Company or any of its subsidiaries) or limit any rights of the Required Secured Parties to direct actions with respect to preserving or protecting the Collateral.

                             -  The Agent on behalf of the Banks will
                                give prior notice of any material
                                amendments in its documentation; and

                        h)   Prudential shall have received such
                             legal opinions (including opinions
                             (i) from counsel to the Company and
                             its subsidiaries and (ii) from such
                             special and local counsel as may be
                             required by Prudential), documents
                             and other instruments as are
                             customary for transactions of this
                             type or as Prudential may reasonably
                             request.

AFFIRMATIVE
COVENANTS:          The Company will provide the Senior Note Holders
                    with copies of the unaudited monthly management
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                    report within a number of days to be determined after
                    the end of each calendar month and such other financial information as the Senior Note Holders may reasonably request, including a revised business plan for fiscal year 1996.

                    The Company and its Subsidiaries shall
                    maintain their lockboxes and accounts with their current banks but shall enter into such agreements with the Collateral Agent and such banks (in form and substance satisfactory to the Collateral Agent and the Lenders) to ensure that the Collateral Agent has a perfected security interest and the receipts in cash in such lockboxes and accounts.

                    At its next shareholders' meeting the
                    Company will use its best efforts to obtain all necessary consents to pledge all of its assets to the Collateral Agent and if it obtains such consents will pledge such remaining assets to the Collateral Agent within 10 Business Days after being so requested by the Senior Note Holders.

FINANCIAL
COVENANTS:          (a)  EBITDA (to be defined in the Note
                         Agreement Documentation), measured on a
                         cumulative basis, for any test period set forth below, will not, as at the last day of such test period, be less than the number set forth below opposite such test period:



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                                                                        11

                         QUARTER                   AMOUNT

                         January 1, 1996 -        $ 1,640,000
                         March 31, 1996

                         January 1, 1996 -        $ 7,800,000
                         June 30, 1996

                         January 1, 1996 -        $19,150,000
                         September 30, 1996

                         January 1, 1996 -        $27,300,000
                         December 31, 1996



                    (b)  The ratio of EBITDA to Fixed Charges
                         (each to be defined in the Note
                         Agreement Documentation), measured
                         on a cumulative basis for any test
                         period set forth below, will not, as
                         at the last day of such test period,
                         be less than the ratio set forth
                         below opposite such test period:

                         QUARTER                  RATIO

                         January 1, 1996 -         .67:1
                         March 31, 1996

                         January 1, 1996 -        1.59:1
                         June 30, 1996

                         January 1, 1996 -        2.60:1
                         September 30, 1996

                         January 1, 1996 -        2.78:1
                         December 31, 1996
                         and thereafter on a
                         rolling four-quarter
                         basis


                    (c)  Consolidated Tangible Net Worth (to be
                         defined in the Note Agreement
                         Documentation) will not at any time during


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                                                                          12

                         any quarter set forth below be less than the number opposite such quarter:


                              QUARTER                  AMOUNT
                              Fourth Quarter 1995      $39,100,000

                              First Quarter 1996       $36,500,000

                              Second Quarter 1996      $37,100,000

                              Third Quarter 1996       $40,800,000

                              Fourth Quarter 1996      $42,700,000
                              and thereafter



                    (d)  Capital Expenditures of the Company
                         and its Subsidiaries will not for
                         each fiscal year set forth below
                         exceed the amount set forth opposite
                         such fiscal year:

                           FISCAL YEAR

                              1995                     $17,200,000
                              1996                     $17,000,000
                              1997                     $17,500,000

NEGATIVE
COVENANTS:          Customary limitations including, without limitation,
                    limitations on: indebtedness (including preferred stock); liens; guarantee obligations; mergers;
                    consolidations; sales of assets; leases; dividends and other payments in respect of capital stock;
                    investments, loans and advances; modifications of debt instruments; transactions with affiliates; sale and leasebacks; negative pledge clauses; changes in lines of business.

CONTINGENT FEES
AND COVENANTS:      If the Obligations are not prepaid (including amounts
                    paid to the Collateral Agent as cash collateral in respect of outstanding letters of credit) by an aggregate amount equal to at least $20,000,000 less


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                    the Holdback Amount, on or prior to June 30,
                    1996, the Company shall pay to the Senior
                    Note Holders on July 1, 1996, a facility fee equal to 1% of the average outstanding principal amount of the Notes during the period commencing on the Closing Date and ending on June 30, 1996.

                    If the Obligations are not prepaid
                    (including amounts paid to the Collateral
                    Agent as cash collateral in respect of
                    outstanding letters of credit) by the
                    aggregate amount equal to at least
                    $50,000,000 less the Holdback Amount, on or prior to September 30, 1996, then on October 1, 1996, the Company shall pay to the Senior Note Holders a facility fee equal to 1% of the average outstanding principal amount under the Notes during the period commencing on the Closing Date and ending on September 30, 1996.

AMENDMENT FEE:      3/8 of 1%, payable in immediately available funds on
                    the Closing Date. Once paid, such fee shall be fully earned and nonrefundable.

EXPENSES AND
INDEMNIFICATION:    The Company will pay the out-of-pocket expenses of
                    Prudential and the fees and disbursements of counsel to the Senior Note Holders in connection with the Note Agreement Documentation whether or not a closing shall occur. The Note Agreement
                    Documentation will provide that the Company will pay the costs and expenses (including counsel fees and disbursements) of any modification or waiver of the Note Agreement Documentation (whether or not effective) and the costs of enforcing or defending rights under the Note Agreement Documentation. The
                    Note Agreement Documentation will also provide that the Company will pay the costs of any bankruptcy proceeding or restructuring and the costs of responding to any subpoena or investigation in connection with the Note Agreement Documentation.



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                    If an event of default shall occur, the
                    Senior Note Holders shall have the right to engage an independent financial consultant acceptable to the Senior Note Holders, at the Company's expense, to assist in the analysis regarding the performance and operations of the Company.

                    The Company shall indemnify, pay and hold harmless each Senior Note Holder (and its respective directors, officers, employees and agents) against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

ASSIGNMENT:         The consent of the Company shall not be required for
                    any assignments.

MISCELLANEOUS:      If the Credit Facilities are hereafter amended such that
                    any material terms thereof (including, without limitation, pricing, covenants, amortization, events of default and mandatory prepayments) are more favorable to the Banks than the terms hereof are to the Senior Note Holders (as determined by the Senior
                    Note Holders in their sole discretion), the Company shall enter into an amendment of the Note Agreement
                    Documentation in order to include such favorable terms therein.

                    By January 1, 1997 (the "AMENDMENT DATE"), the Company shall negotiate in good faith with the Senior Note Holders in order to enter into an amendment to the Note Agreement Documentation for the purpose of continuing the financial covenants described above through the maturity date of the Notes. If after thirty days after the Amendment Date, the Company and the Note Holders have not agreed on appropriate levels for such financial covenants through the maturity date of the Notes, the Senior Note Holders in their reasonable judgment shall set such levels and the

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                                                                         15

                    Company and the Note Holders shall execute an amendment to the Note Agreement Documentation on the thirty-first day after the Amendment Date for the purposes of including the levels with respect to such financial covenants set by the Senior Note Holders as part of the Note Agreement Documentation for the period through the maturity date of the Notes. During the 10 Business Day period after any material asset sale, the Company shall negotiate in good faith with the Senior Note Holders in order to enter into an amendment to the Note Agreement Documentation for the purpose of resetting the financial covenant levels described above. If the Company and the Senior Note Holders have not agreed on appropriate levels for such financial covenants by the end of such 10 Business Day period, the Senior Note Holders in their reasonable judgment shall set such levels and the Company and the Senior Note Holders shall execute an amendment to the Note Agreement Documentation on the first Business Day after such 10 Business Day period for the purposes of including the new levels set by the Senior Note Holders as part of the Note Agreement Documentation.

                    The closing shall occur on April 3, 1996.

JURISDICTION AND
LAW:                State of New York.

                           [Signatures on Next Page.]


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                                                                          16

     IN WITNESS WHEREOF, the parties hereto have caused this Summary of Terms and Conditions to be duly executed by their proper and duly authorized officers as of the day and year first written above.

                                          NASHUA CORPORATION

                                          By /s/ Daniel M. Junius
                                             --------------------
                                             Name:    Daniel M. Junius
                                             Title:   Vice President

                                          THE PRUDENTIAL INSURANCE
                                            COMPANY OF AMERICA

                                          By /s/ Joe Alouf
                                             ---------------------
                                             Name:    Joe Alouf
                                             Title:   Senior Vice President